Exhibit 1.2
FORM OF
ADDENDUM TO SELLING DEALER AGREEMENT
LEAF EQUIPMENT FINANCE FUND 4, L.P.

FORM OF
ADDENDUM TO SELLING DEALER AGREEMENT
LEAF EQUIPMENT FINANCE FUND 4, L.P.
     This is an Addendum to that certain Selling Dealer Agreement, a copy of which is attached hereto (the “Selling Dealer Agreement”), entered into on                                         , 200 ___ by and between Chadwick Securities, Inc. (the “Dealer-Manager”) and                                            (the “Selling Dealer”), pursuant to which the Selling Dealer will solicit purchasers of limited partner interests (the “Units”) of LEAF Equipment Finance Fund 4, L.P. (the “Partnership”) to be sold pursuant to a registration statement which has been declared effective by the SEC (the “Offering”). This Addendum shall be effective as of the       day of                     , 200_.
     In partial consideration for the Dealer-Manager’s payment to the Selling Dealer of the Sales Commission as set forth in Section 2(a) of the Selling Dealer Agreement, and as a partial inducement to the Selling Dealer to enter into the Selling Dealer Agreement and this Addendum, the Dealer-Manager and the Selling Dealer hereby modify and amend the Selling Dealer Agreement and agree as follows:
1.	Commissions. In addition to the compensation to be paid by the Dealer-Manager to the Selling Dealer under Section 2 of the Selling Dealer Agreement, the Dealer-Manager hereby agrees to reallow to the Selling Dealer, out of its Dealer-Manager fee, a marketing fee of 1% of the gross proceeds of Units sold by the Selling Dealer under the Selling Dealer Agreement and this Addendum and accepted by the Partnership for the Selling Dealer’s assistance in the Offering and coordinating its sales efforts with those of the Dealer-Manager. Provided, however, the Dealer-Manager’s duty to pay the marketing fee to the Selling Dealer shall be subject to the following conditions:
(a)	all of the terms and conditions set forth in Section 2 of the Selling Dealer Agreement to which the payment of the Selling Dealer’s 7% Sales Commissions are subject shall also apply to the payment of the Selling Dealer’s marketing fee; and

(b)	the total of the Permissible Non-Cash Compensation paid to the Selling Dealer under Section 2 of the Selling Dealer Agreement and the marketing fee paid to the Selling Dealer under this Addendum does not exceed 1% of the gross proceeds of units sold by the Selling Dealer.
Except as amended above, all the terms and provisions of the Selling Dealer Agreement shall remain in full force and effect.
2.	Amendment and Choice of Laws. This Addendum may not be amended or modified except in writing signed by both parties. This Addendum shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania.

     IN WITNESS WHEREOF, the parties have entered into this Addendum effective as of the date first above written.
Chadwick Securities, Inc

By:

Name:

Title:

Date:

(Name of Selling Dealer)

By:

Name:

Title:

Date:

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